Exhibit 10(e)

Cabot Corporation

Summary of Compensation for Non-Employee Directors

The cash compensation payable to Cabot’s non-employee directors consists of separate annual cash retainers for serving on the Board and on each Committee on which a director serves, and an annual cash retainer for serving as non-Executive Chairman of the Board or as a Committee chair. The Governance and Nominating Committee generally reviews the competitiveness of Cabot’s director compensation practices annually. Following this review in calendar year 2011, upon the recommendation of the Governance and Nominating Committee of the Board of Directors (the “Governance Committee”), Cabot’s Board of Directors approved an increase, effective January 1, 2012, from $65,000 to $75,000 in the annual cash retainer payable to each non-employee Director for his or her service on the Board. No other changes were made in the cash compensation package at that time. With this change, the cash compensation payable for calendar year 2012 to Cabot’s non-employees directors consisted of the following payments:

•	An annual retainer of $75,000 for service on the Board of Directors

•	An annual retainer of $21,000 for service on the Audit Committee

•	An annual retainer of $7,000 for service on each of the Compensation, Safety, Health and Environmental Affairs, or Governance and Nominating Committees

•	An annual retainer of $110,000 for service as Non-Executive Chairman of the Board of Directors

•	An annual retainer of $40,000 for service as Chair of the Audit Committee

•	An annual retainer of $10,000 for service as Chair of the Compensation, Safety, Health and Environmental Affairs, or Governance and Nominating Committees

In addition to the cash compensation described above, under Cabot’s Non-Employee Directors’ Stock Compensation Plan (the “Directors’ Stock Plan”), each non-employee director receives shares of Cabot common stock as a portion of his or her compensation for services performed in the calendar year. The dollar value of the award, or the number of shares awarded, is set each year by the Governance Committee, and for calendar year 2012, each non-employee director received shares of Cabot common stock having, on the date of grant, a market value as close as possible to $75,000. A pro rata grant is provided to any director who joins the Board during the calendar year.